Exhibit 10.3
AFC ENTERPRISES, INC.
2006 INCENTIVE STOCK PLAN
NON-QUALIFIED STOCK OPTION CERTIFICATE
STOCK PRICE PERFORMANCE GRANT
     This Option Certificate evidences the grant by AFC Enterprises, Inc. (the “Company”), in accordance with the AFC Enterprises, Inc. 2006 Incentive Stock Plan (the “Plan”), of a Non-Qualified Stock Option (“Option”) to Cheryl A. Bachelder (“Employee”) to purchase from the Company 200,000 shares of $.01 par value common stock of the Company (the “Stock”) at an Option Price of $12.81 per share. This Option is granted effective November 1, 2007 (the “Grant Date”). The Company does not intend that this Option constitute an incentive stock option under Section 422 of the Code.

AFC ENTERPRISES, INC.
By:	/s/ Frank J. Belatti
Title:	Chairman

TERMS AND CONDITIONS
     § 1 Plan. This Option is subject to all of the terms and conditions set forth in this Option Certificate and in the Plan (including, without limitation, the provisions of § 13 and § 14 of the Plan that (a) provide for adjustment upon a change in capitalization (including stock splits) of the Company or upon certain corporate transactions and (b) address a sale, merger or change in control of the Company). All capitalized terms not otherwise defined in this Option Certificate shall have the respective meaning of such terms as defined in the Plan. If a determination is made that any term or condition set forth in this Option Certificate is inconsistent with the Plan, the Plan shall control. A copy of the Plan will be made available to Employee at the Company’s principal executive offices upon written request to the Secretary of the Company.
     § 2 Exercise Rights.
(a)	General Rule. Subject to satisfying the Stock price performance criteria set forth § 2(b), Employee shall have the right to exercise this Option will vest with respect to:
(1)	Twenty-five percent (25%) of the number of shares of Stock underlying the grant of this Option (rounding down to the nearest whole share) if Employee remains an employee of the Company from the Grant Date through the first anniversary of the Grant Date,

(2)	An additional twenty-five percent (25%) of the number of shares of Stock underlying the grant of this Option (rounding down to the nearest whole share) on each of the second, third and fourth anniversaries of the Grant Date, if Employee remains an employee of the Company from the Grant Date through the respective anniversary of the Grant Date.
If rounding down to the nearest whole share results in a fractional share, the fractional share shall be carried forward and added to the number of shares which vest on the next anniversary of the Grant Date and, if a fractional share remains on the fourth anniversary of the Grant Date, Employee shall forfeit the right to exercise this Option with respect to such fractional share on such anniversary of the Grant Date.
(b)	Stock Price Performance Criteria.
(1)	If at any time between the Grant Date and the fifth anniversary of the Grant Date the Stock price maintains an average of $20.00 per share for twenty (20) consecutive trading days, Employee shall have the right (to the extent Employee’s exercise right is then or thereafter vested under § 2(a)) to exercise this Option to purchase 66,668 of the shares of Stock subject to this Option. If the Stock price fails to maintain such average before the fifth anniversary of the Grant Date, Employee shall forfeit any right to exercise this Option with respect to such shares of Stock.

(2)	If at any time between the Grant Date and the fifth anniversary of the Grant Date the Stock price maintains an average of $25.00 per share for twenty (20) consecutive trading days, Employee shall have the right (to the extent Employee’s exercise right is then or thereafter vested under § 2(a)) to exercise this Option to purchase an additional 66,666 of the shares of Stock subject to this Option. If the Stock price fails to maintain such average before the fifth anniversary of the Grant Date, Employee shall forfeit any right to exercise this Option with respect to such shares of Stock.

(3)	If at any time between the Grant Date and the fifth anniversary of the Grant Date the Stock price maintains an average of $30.00 per share for twenty (20) consecutive trading days, Employee shall have the right (to the extent Employee’s exercise right is then or thereafter vested under § 2(a)) to exercise this Option to purchase an additional

66,666 of the shares of Stock subject to this Option. If the Stock price fails to maintain such average before the fifth anniversary of the Grant Date, Employee shall forfeit any right to exercise this Option with respect to such shares of Stock.
(c)	Special Rules.
(1)	Employment Agreement. This Option has been granted as provided in Section 5(c) of the Employment Agreement between Employee and the Company which was signed on October 9, 2007 (the “Employment Agreement”), and any acceleration in Employee’s right under § 2(a) to exercise this Option and any modification to the Stock price performance criteria set forth in § 2(b) shall be determined under the terms of the Employment Agreement.

(2)	Termination. If Employee’s employment with the Company terminates for any reason other than death, “Disability” (as defined in § 2(c)(3)) or “Cause” (as defined in § 2(c)(5)), Employee shall have the right to exercise this Option with respect to any portion of this Option with respect to which her exercise right has vested under this Certificate on or before the date her employment terminates during the 90 day period which starts on the date her employment so terminates (or during the 180 day period which starts on the date her employment so terminates if Employee dies within 30 days after her termination of employment) or the seventh anniversary of the Grant Date, whichever comes first (the “Standard Exercise Period”). At the end of such Standard Exercise Period, her right to exercise this Option shall expire immediately and automatically. To the extent Employee’s right to exercise all or any portion of this Option has not vested under the terms of this Certificate on the date of Employee’s termination of employment, this Option (or such portion of this Option) shall expire immediately and automatically upon such termination and shall have no further force of effect whatsoever.

(3)	Death or Disability. If Employee’s employment with the Company terminates because Employee dies or has a “Disability”, Employee or Employee’s estate (whichever is applicable) shall have the right to exercise this Option with respect to any portion of this Option that has vested under the terms of this Certificate on the date of Employee’s termination. In such event, Employee or Employee’s estate

(whichever is applicable), shall have the right to exercise the vested portion of this Option, if any, until the earlier of (A) 180 days after the date of Employee’s termination or (B) the seventh anniversary of the Grant Date (the “Death or Disability Exercise Period”). At the end of such Death or Disability Exercise Period, this Option shall expire immediately and automatically. To the extent Employee’s right to exercise all or any portion of this Option has not vested under the terms of this Certificate on the date of Employee’s termination of employment, this Option (or such portion of this Option) shall expire immediately and automatically upon such termination and shall have no further force of effect whatsoever.

(4)	Termination for Cause. If the Company terminates Employee’s employment as a result of “Cause”, the Employee’s right to exercise this Option shall expire immediately and automatically upon such termination and shall have no further force or effect whatsoever unless the Committee acting in its sole and absolute discretion grants Employee an extension of time to exercise this Option.

(5)	Cause. For purposes of this Option Certificate, “Cause” shall mean Cause as defined in the Employment Agreement.

(6)	Disability. For purposes of this Option Certificate, the term “Disability” shall mean Disability as defined in the Employment Agreement.
     § 3. Life of Option. This Option shall expire and shall not be exercisable for any reason on or after the seventh anniversary of the Grant Date.
     § 4. Method of Exercise of Option. Employee may exercise that portion of this Option that has vested under §  2 above (in whole or in part) for not less than 100 shares of Stock (or all of the shares of Stock for which this Option is then vested if less than 100), on any business day of the Company by (a) delivering written notice of the exercise of the Option to the Company at its principal corporate offices to the attention of the Company’s Stock Manager or to the Company’s designee at such other address designated by the Company, and (b) simultaneously paying to the Company the Option Price and applicable taxes referenced in § 11 of this Option Certificate. The payment of such Option Price shall be made either by check acceptable to the Company, by delivery to the Company of certificates (properly endorsed) for shares of Stock registered in Employee’s name that have been held by Employee for at least 6 months, or in any combination of check and Stock that results in payment in full of the Option Price. In addition, the Option Price and applicable taxes referenced in § 11 hereof may be paid through any broker-facilitated procedure that is acceptable to the Committee or its delegate and that is facilitated through a sale of Stock. Stock that is so tendered as payment (in whole or in part) of the Option Price shall be valued at its Fair Market Value on the date the Option is exercised.
     § 5 Stock Issuance. The Company shall register on the Company’s books and issue in the name of Employee any Stock purchased pursuant to the exercise of this Option as soon as practicable after such exercise, and such registration and issuance shall discharge the Company of all of its duties and responsibilities with respect to that portion of this Option that is exercised.
     § 6 Nontransferable. Except as expressly authorized by the Committee, no rights granted under this Option shall be transferable by Employee other than by will or by the laws of descent and distribution, and the rights granted under this Option shall be exercisable during Employee’s lifetime only by Employee. Any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this Option in contravention of this Option Certificate and the Plan shall be null and void and shall have no effect. Employee’s legal representative and the person or persons, if any, to whom this Option is transferred by will or by the laws of descent and distribution or through a Committee authorization shall be treated after Employee’s death the same as Employee under this Option Certificate.
     § 7 No Right to Continue Service. Neither the Plan, this Option Certificate, nor any related material shall give Employee the right to continue in employment by the Company or any Subsidiary or shall adversely affect the right of the Company or any Subsidiary to terminate Employee’s employment with or without Cause at any time, subject to the terms of any written employment agreement to which Employee and the Company are parties.
     § 8 Stockholder Status. Employee shall have no rights as a stockholder with respect to any shares of Stock under this Option until such shares have been registered on the Company’s books and duly issued in the name of Employee. In addition, except as expressly set forth in the Plan, no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting such Stock.
     § 9 Securities Registration. As a condition to the delivery of the certificate for any shares of Stock purchased pursuant to the exercise of this Option, Employee shall, if so requested by the Company, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Federal and state securities laws may require the placement of certain restrictive legends upon the certificate(s) evidencing the Stock issued upon exercise of this Option.
     § 10 Other Agreement. If so requested by the Committee, Employee shall (as a condition to the exercise of this Option) enter into such additional shareholder, buy-

sell or other agreement or agreements prepared by the Company as the Company deems appropriate, which may restrict the transfer of shares of Stock acquired pursuant to this Option and provide for the repurchase of such Stock by the Company under certain circumstances. The certificate(s) evidencing the Stock may include one or more legends that reference or describe the conditions upon exercise referenced in this § 10.
     § 11 Withholding. Employee shall have the right to satisfy the minimum statutory federal and state tax withholding requirements arising out of the exercise of this Option by electing to have the Company withhold shares of Stock that otherwise would be transferred to Employee as a result of the exercise of this Option in an amount equal to the tax liabilities. In addition, the Company or any Parent, Subsidiary or Affiliate shall have the right upon the exercise of this Option to take such action, if any, as the Company or any Parent, Subsidiary or Affiliate deems necessary or appropriate to satisfy the minimum statutory federal and state tax withholding requirements arising out of the exercise of this Option including (but not limited to) requiring Employee to make a cash payment to the Company or any Parent, Subsidiary or Affiliate to satisfy the minimum statutory withholding requirements.
     § 12 Governing Law. The Plan and this Option shall be governed by the laws of the State of Georgia.
     § 13 Binding Effect. This Option shall be binding upon the Company and Employee and their respective heirs, executors, administrators and successors.
     § 14 Headings and Sections. The headings contained in this Option Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Option. Any references to sections in this Option Certificate shall be to sections (§) of this Option Certificate unless otherwise expressly stated as part of such reference.

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